Supplement dated October 3, 2005 to Prospectus Supplement dated August 30, 2005 (To Prospectus dated May 3, 2005)

$937,018,000 (Approximate)

Citigroup Mortgage Loan Trust, Series 2005-OPT4

Asset Backed Pass-Through Certificates, Series 2005-OPT4

Citigroup Mortgage Loan Trust Inc.

Depositor

Option One Mortgage Corporation

Originator and Servicer

On page II-4, the “Property Types of the Mortgage Loans” table is deleted in its entirety and replaced with the following:

Property Type	Number of Mortgage Loans	Aggregate Principal Balance	% of Aggregate Principal Balance	Average Principal Balance	Weighted Average Mortgage Rate	Weighted Average Combined Loan-to-Value Ratio	Weighted Average Credit Score
2-4 Family	384	$ 95,434,560.33	9.82%	$248,527.50	7.283%	79.37%	635
Condominium	273	47,593,492.36	4.90	174,335.14	7.443	85.59	636
Manufactured Housing	81	9,181,991.84	0.94	113,357.92	7.623	79.57	648
PUD	343	73,556,457.06	7.57	214,450.31	7.258	84.68	610
Single Family	4,184	746,243,963.72	76.77	178,356.59	7.331	81.41	608
Total	5,265	$ 972,010,465.31	100.00%	$184,617.37	7.329%	81.65%	612

On page II-4, the “Documentation Types of the Mortgage Loans” table is deleted in its entirety and replaced with the following:

Documentation Type	Number of Mortgage Loans	Aggregate Principal Balance	% of Aggregate Principal Balance	Average Principal Balance	Weighted Average Mortgage Rate	Weighted Average Combined Loan-to-Value Ratio	Weighted Average Credit Score
Stated Income Documentation	1,758	$393,712,375.67	40.50%	$223,954.71	7.301%	78.46%	624
Limited Income Documentation	26	5,198,246.77	0.53	199,932.57	8.392	73.26	597
No Documentation	43	9,661,692.92	0.99	224,690.53	6.959	81.21	722
Full Documentation	3,438	563,438,149.95	57.97	163,885.44	7.345	83.96	602
Total	5,265	$972,010,465.31	100.00%	$184,617.37	7.329%	81.65%	612

On page II-8, in the table “Credit Scores of the Mortgage Loans”, in the first row, under the column heading ‘Credit Scores’, the field “0 – 0” is replaced with “Not Available” and in the first row under the column heading “Weighted Average Credit Score”, the blank space should be replaced with “N/A”.

On page II-9, the “Seasoning of the Mortgage Loans” table is deleted in its entirety and replaced with the following:

Seasoning	Number of Mortgage Loans	Aggregate Principal Balance	% of Aggregate Principal Balance	Average Principal Balance	Weighted Average Mortgage Rate	Weighted Average Combined Loan-to-Value Ratio	Weighted Average Credit Score
3 - 12	5,264	$ 971,926,597.22	99.99%	$ 184,636.51	7.329%	81.65%	612
13 - 14	1	83,868.09	0.01	83,868.09	9.350	93.89	550
Total	5,265	$ 972,010,465.31	100.00%	$ 184,617.37	7.329%	81.65%	612

On page II-10, the “Debt-to-Income Ratio of the Mortgage Loans” table is deleted in its entirety and replaced with the following:

Debt to Income Ratio	Number of Mortgage Loans	Aggregate Principal Balance	% of Aggregate Principal Balance	Average Principal Balance	Weighted Average Mortgage Rate	Weighted Average Combined Loan-to-Value Ratio	Weighted Average Credit Score
Not Available	60	$ 13,349,107.11	1.37%	$ 222,485.12	7.151%	79.38%	705
0.01 - 10.00	15	3,436,477.06	0.35	229,098.47	7.030	76.18	609
10.01 - 20.00	172	24,361,207.14	2.51	141,634.93	7.458	76.69	609
20.01 - 30.00	775	117,734,419.84	12.11	151,915.38	7.527	80.18	605
30.01 - 40.00	1,520	267,851,639.21	27.56	176,218.18	7.262	81.60	617
40.01 - 50.00	1,990	393,476,011.51	40.48	197,726.64	7.331	82.20	610
50.01 - 60.00	733	151,801,603.44	15.62	207,096.32	7.291	82.55	607
Total	5,265	$ 972,010,465.31	100.00%	$ 184,617.37	7.329%	81.65%	612

On page II-18, in the table “Credit Scores of the Group I Mortgage Loans”, in the first row, under the column heading ‘Credit Scores’, the field “0 – 0” is replaced with “Not Available” and in the first row under the column heading “Weighted Average Credit Score”, the blank space should be replaced with “N/A”.

On page II-19, the “Seasoning of the Group I Mortgage Loans” table is deleted in its entirety and replaced with the following:

Seasoning	Number of Mortgage Loans	Aggregate Principal Balance	% of Aggregate Principal Balance	Average Principal Balance	Weighted Average Mortgage Rate	Weighted Average Combined Loan-to-Value Ratio	Weighted Average Credit Score
3 - 6	2,486	$ 390,587,300.64	100.00%	$ 157,114.76	7.330%	81.58%	612
Total	2,486	$ 390,587,300.64	100.00%	$ 157,114.76	7.330%	81.58%	612

On page II-20, the “Debt-to-Income Ratio of the Group I Mortgage Loans” table is deleted in its entirety and replaced with the following:

Debt-to-Income Ratio	Number of Mortgage Loans	Aggregate Principal Balance	% of Aggregate Principal Balance	Average Principal Balance	Weighted Average Mortgage Rate	Weighted Average Combined Loan-to-Value Ratio	Weighted Average Credit Score
Not Available	25	$ 3,975,099.70	1.02%	$ 159,003.99	7.178%	75.19%	690
0.01 - 10.00	5	1,448,124.80	0.37	289,624.96	6.668	78.88	600
10.01 - 20.00	83	9,916,721.80	2.54	119,478.58	7.428	79.30	611
20.01 - 30.00	393	53,774,945.23	13.77	136,831.92	7.411	79.77	612
30.01 - 40.00	729	111,580,466.19	28.57	153,059.62	7.245	81.95	614
40.01 - 50.00	905	150,566,518.90	38.55	166,371.84	7.331	81.79	610
50.01 - 59.90	346	59,325,424.02	15.19	171,460.76	7.426	82.91	607
Total	2,486	$ 390,587,300.64	100.00%	$ 157,114.76	7.330%	81.58%	612

On page II-28, in the table “Credit Scores of the Group II Mortgage Loans”, in the first row, under the column heading ‘Credit Scores’, the field “0 – 0” is replaced with “Not Available” and in the first row under the column heading “Weighted Average Credit Score”, the blank space should be replaced with “N/A”.

On page II-29, the “Seasoning of the Group II Mortgage Loans” table is deleted in its entirety and replaced with the following:

Seasoning	Number of Mortgage Loans	Aggregate Principal Balance	% of Aggregate Principal Balance	Average Principal Balance	Weighted Average Mortgage Rate	Weighted Average Combined Loan-to-Value Ratio	Weighted Average Credit Score
3 - 12	2,778	$ 581,339,296.58	99.99%	$ 209,265.41	7.328%	81.69%	613
13 - 14	1	83,868.09	0.01	83,868.09	9.350	93.89	550
Total	2,779	$ 581,423,164.67	100.00%	$ 209,220.28	7.328%	81.69%	613

On page II-30, the “Debt-to-Income Ratio of the Group II Mortgage Loans” table is deleted in its entirety and replaced with the following:

Debt-to-Income Ratio	Number of Mortgage Loans	Aggregate Principal Balance	% of Aggregate Principal Balance	Average Principal Balance	Weighted Average Mortgage Rate	Weighted Average Combined Loan-to-Value Ratio	Weighted Average Credit Score
Not Available	35	$ 9,374,007.41	1.61%	$ 267,828.78	7.140%	81.16%	711
0.01- 10.00	10	1,988,352.26	0.34	198,835.23	7.294	74.21	615
10.01- 20.00	89	14,444,485.34	2.48	162,297.59	7.479	74.90	607
20.01- 30.00	382	63,959,474.61	11.00	167,433.18	7.625	80.53	600
30.01- 40.00	791	156,271,173.02	26.88	197,561.53	7.273	81.36	620
40.01- 50.00	1,085	242,909,492.61	41.78	223,879.72	7.332	82.45	611
50.01- 60.00	387	92,476,179.42	15.91	238,956.54	7.204	82.32	607
Total	2,779	$ 581,423,164.67	100.00%	$ 209,220.28	7.328%	81.69%	613

On page II-38, the “Seasoning of the Interest-Only Mortgage Loans” table is deleted in its entirety and replaced with the following:

Seasoning	Number of Mortgage Loans	Aggregate Principal Balance	% of Aggregate Principal Balance	Average Principal Balance	Weighted Average Mortgage Rate	Weighted Average Combined Loan-to-Value Ratio	Weighted Average Credit Score
3 - 5	729	$ 200,083,857.68	100.00%	$ 274,463.45	6.550%	86.35%	645
Total	729	$ 200,083,857.68	100.00%	$ 274,463.45	6.550%	86.35%	645

On page II-39, the “Debt-to-Income Ratio of the Interest-Only Mortgage Loans” table is deleted in its entirety and replaced with the following:

Debt-to-Income Ratio	Number of Mortgage Loans	Aggregate Principal Balance	% of Aggregate Principal Balance	Average Principal Balance	Weighted Average Mortgage Rate	Weighted Average Combined Loan-to-Value Ratio	Weighted Average Credit Score
Not Available	4	$ 647,864.98	0.32%	$ 161,966.25	6.613%	82.31%	738
0.01 -10.00	2	1,003,960.00	0.50	501,980.00	6.207	75.07	628
10.01 -20.00	16	4,774,025.67	2.39	298,376.60	6.455	73.11	631
20.01 -30.00	75	18,313,167.07	9.15	244,175.56	6.693	84.74	630
30.01 -40.00	199	52,238,515.06	26.11	262,505.10	6.520	85.72	657
40.01 -50.00	327	91,029,999.82	45.50	278,379.20	6.554	86.63	644
50.01 -59.40	106	32,076,325.08	16.03	302,606.84	6.527	89.89	640
Total	729	$ 200,083,857.68	100.00%	$ 274,463.45	6.550%	86.35%	645

On page II-45, in the table “Credit Scores of the Fixed-Rate Mortgage Loans”, in the first row, under the column heading ‘Credit Scores’, the field “0 – 0” is replaced with “Not Available” and in the first row under the column heading “Weighted Average Credit Score”, the blank space should be replaced with “N/A”.

On page II-46, the “Seasoning of the Fixed-Rate Mortgage Loans” table is deleted in its entirety and replaced with the following:

Seasoning	Number of Mortgage Loans	Aggregate Principal Balance	% of Aggregate Principal Balance	Average Principal Balance	Weighted Average Mortgage Rate	Weighted Average Combined Loan-to-Value Ratio	Weighted Average Credit Score
3 - 6	977	$ 157,699,383.29	100.00%	$ 161,411.86	7.432%	77.39%	629
Total	977	$ 157,699,383.29	100.00%	$ 161,411.86	7.432%	77.39%	629

On page II-47, the “Debt-to-Income Ratio of the Fixed-Rate Mortgage Loans” table is deleted in its entirety and replaced with the following:

Debt-to-Income Ratio	Number of Mortgage Loans	Aggregate Principal Balance	% of Aggregate Principal Balance	Average Principal Balance	Weighted Average Mortgage Rate	Weighted Average Combined Loan-to-Value Ratio	Weighted Average Credit Score
Not Available	12	$ 2,802,254.77	1.78%	$ 233,521.23	7.284%	77.66%	701
0.01 - 10.00	5	1,055,789.06	0.67	211,157.81	7.079	74.72	633
10.01 - 20.00	32	4,384,606.55	2.78	137,018.95	7.638	73.54	637
20.01 - 30.00	131	18,573,269.52	11.78	141,780.68	7.348	75.31	624
30.01 - 40.00	285	46,838,753.82	29.70	164,346.50	7.346	77.91	629
40.01 - 50.00	339	56,126,112.90	35.59	165,563.75	7.473	77.37	630
50.01 - 60.00	173	27,918,596.67	17.70	161,379.17	7.545	78.58	623
Total	977	$ 157,699,383.29	100.00%	$ 161,411.86	7.432%	77.39%	629

On page II-55, in the table “Credit Scores of the Adjustable-Rate Mortgage Loans”, in the first row, under the column heading ‘Credit Scores’, the field “0 – 0” is replaced with “Not Available” and in the first row under the column heading “Weighted Average Credit Score”, the blank space should be replaced with “N/A”.

On page II-56, the “Seasoning of the Adjustable-Rate Mortgage Loans” table is deleted in its entirety and replaced with the following:

Seasoning	Number of Mortgage Loans	Aggregate Principal Balance	% of Aggregate Principal Balance	Average Principal Balance	Weighted Average Mortgage Rate	Weighted Average Combined Loan-to-Value Ratio	Weighted Average Credit Score
3 - 12	4,287	$ 814,227,213.93	99.99%	$ 189,929.37	7.309%	82.47%	609
13 - 14	1	83,868.09	0.01	83,868.09	9.350	93.89	550
Total	4,288	$ 814,311,082.02	100.00%	$ 189,904.64	7.309%	82.47%	609

On page II-57, the “Debt-to-Income Ratio of the Adjustable-Rate Mortgage Loans” table is deleted in its entirety and replaced with the following:

Debt-to-Income Ratio	Number of Mortgage Loans	Aggregate Principal Balance	% of Aggregate Principal Balance	Average Principal Balance	Weighted Average Mortgage Rate	Weighted Average Combined Loan-to-Value Ratio	Weighted Average Credit Score
Not Available	48	$ 10,546,852.34	1.30%	$ 219,726.09	7.116%	79.84%	706
0.01- 10.00	10	2,380,688.00	0.29	238,068.80	7.009	76.82	598
10.01- 20.00	140	19,976,600.59	2.45	142,690.00	7.419	77.38	603
20.01- 30.00	644	99,161,150.32	12.18	153,976.94	7.561	81.09	602
30.01- 40.00	1,235	221,012,885.39	27.14	178,957.80	7.244	82.38	615
40.01- 50.00	1,651	337,349,898.61	41.43	204,330.65	7.308	83.00	607
50.01- 59.90	560	123,883,006.77	15.21	221,219.65	7.233	83.44	603
Total	4,288	$ 814,311,082.02	100.00%	$ 189,904.64	7.309%	82.47%	609

On pages III-1 through III-4 of Annex III, the column header “Original Interest Only Term (months)” is replaced with the column header “Remaining Interest Only Term (months)”.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the offered certificates or determined that this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Attorney General of the State of New York has not passed on or endorsed the merits of this offering. Any representation to the contrary is unlawful.

Citigroup